Exhibit 10.40

[Avon Products, Inc. letterhead]

Personal & Confidential

November 7, 2008

Ben Gallina

Avon Products, Inc.

1345 Avenue of the Americas

New York, N.Y. 10105-0196

Dear Ben:

Reference is made to our letter to you dated April 6, 2006 regarding the tax equalization adjustment to be paid to you related to your London based assignment.

U.S. income tax rules under Section 409A of the Internal Revenue Code set forth specific requirements for time of payment for the tax equalization adjustments in order that you may avoid additional taxes on these payments. The purpose of this letter is to set forth the time of payment requirements so that your tax equalization adjustment will comply with Section 409A. Therefore, the April 6, 2006 letter agreement is amended as follows.

Taxes

Any tax equalization payments made by Avon to you shall not exceed the taxes actually imposed by the U.K. on the compensation received from Avon over the taxes that would be imposed if the compensation were subject solely to U.S. Federal, state and local income tax, plus the amount necessary to compensate for the additional taxes on the tax equalization payment. Any tax equalization payment shall be made no later than the end of the second calendar year beginning after the year in which your U.S. Federal income tax return is required to be filed (including any extensions) for the year to which the compensation subject to the tax equalization payment relates, or, if later, the end of the second taxable year beginning after the taxable year in which your U.K. tax return or payment is required to be filed or made for the year to which the compensation subject to the tax equalization payment relates.

Please acknowledge your agreement by signing and returning one copy of this letter to me.

[Signature page follows]

Sincerely,

AVON PRODUCTS, INC.

By:	/s/ Kim K.W. Rucker
Name:	Kim K.W. Rucker
Title:	Senior Vice President and General Counsel

Acknowledged and Agreed

this 1 day of December, 2008.

/s/ Ben Gallina
Ben Gallina

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